Two Harbors Investment Corp.
Appoints New Board Member Lisa A. Pollina

New York, November 13, 2015 – Two Harbors Investment Corp. (NYSE: TWO) announced today that Lisa A. Pollina has been appointed to the company’s Board of Directors. Ms. Pollina has extensive experience in the financial services industry, having most recently served as Vice Chairman for RBC Capital Markets, a division of the Royal Bank of Canada (NYSE: RY). Prior to her appointment as Vice Chairman in 2012, she was the senior advisor to the chief executive officer for RBC International, where she also served as senior advisor for the boards of RBC Canadian Trust Company and the RBC Dexia Holding Company. Prior to joining RBC, Ms. Pollina served as the Global Financial Institutions Executive in the global corporate banking division of Bank of America and was a founding partner of Bordeaux Capital, a strategic and financial advisory firm that emerged from Barclays Capital in 2002. Ms. Pollina is a member of the Financial Services Roundtable in Washington D.C. where she is Vice Chair of the Lending and Leasing Policy Committee for the United States. She is also an appointee to the Federal Reserve Bank of the United States’ Working Group on Global Markets. Ms. Pollina has served as a member of the Board of Directors for Ritchie Brothers Auctioneers (NYSE: RBA) since May 2015. A MBA Graduate of Yale University, Ms. Pollina also taught strategy at Yale and Corporate Finance at the University of Chicago.

“We are pleased to welcome Lisa to our Board,” said Brian Taylor, Chairman of the Board of Directors. “Lisa has an extensive and diverse background in the financial services industry, and we believe we will benefit greatly from her expertise as Two Harbors continues to grow.”

Two Harbors Investment Corp.

Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, residential mortgage loans, mortgage servicing rights, commercial real estate and other financial assets. Two Harbors is headquartered in New York, New York, and is externally managed and advised by PRCM Advisers LLC, a wholly owned subsidiary of Pine River Capital Management L.P. Additional information is available at www.twoharborsinvestment.com.

Additional Information

Stockholders of Two Harbors and other interested persons may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 590 Madison Avenue, 36th floor, New York, NY 10022, telephone 612-629-2500.

Contact

Investors: July Hugen, Investor Relations, Two Harbors Investment Corp., 612-629-2514, july.hugen@twoharborsinvestment.com.